SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
RULE 13d-2(b)

(Amendment No. 1)*

MAPICS, INC.

(Name of Issuer)

Common Stock, Par Value $0.01 per Share

(Title of Class of Securities)

564910107

(CUSIP Number)

December 31, 2003

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

     * The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 564910107	13G

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Morgan Stanley
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION DE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER -0-
	6.	SHARED VOTING POWER 836,788
	7.	SOLE DISPOSITIVE POWER -0-
	8.	SHARED DISPOSITIVE POWER 836,788
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 836,788 – See Item 4
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.6% – See Item 4
12.	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 564910107	13G

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) MSDW Venture Partners IV, Inc.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION DE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER -0-
	6.	SHARED VOTING POWER 666,529
	7.	SOLE DISPOSITIVE POWER -0-
	8.	SHARED DISPOSITIVE POWER 666,529
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 666,529 – See Item 4
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.9% – See Item 4
12.	TYPE OF REPORTING PERSON* CO, IA

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 564910107	13G

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) MSDW Venture Partners IV, L.L.C.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION DE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER -0-
	6.	SHARED VOTING POWER 666,529
	7.	SOLE DISPOSITIVE POWER -0-
	8.	SHARED DISPOSITIVE POWER 666,529
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 666,529 – See Item 4
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.9% – See Item 4
12.	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 564910107	13G

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Morgan Stanley Dean Witter Venture Partners IV, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION DE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER -0-
	6.	SHARED VOTING POWER 577,067
	7.	SOLE DISPOSITIVE POWER -0-
	8.	SHARED DISPOSITIVE POWER 577,067
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 577,067 – See Item 4
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.5% – See Item 4
12.	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 564910107	13G

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Morgan Stanley Dean Witter Venture Investors IV, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION DE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER -0-
	6.	SHARED VOTING POWER 66,949
	7.	SOLE DISPOSITIVE POWER -0-
	8.	SHARED DISPOSITIVE POWER 66,949
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 66,949 – See Item 4
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1% – See Item 4
12.	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 564910107	13G

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Morgan Stanley Dean Witter Venture Offshore Investors IV, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION DE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER -0-
	6.	SHARED VOTING POWER 22,513
	7.	SOLE DISPOSITIVE POWER -0-
	8.	SHARED DISPOSITIVE POWER 22,513
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 22,513 – See Item 4
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1% – See Item 4
12.	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 564910107	13G

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Morgan Stanley Dean Witter Equity Funding, Inc.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION DE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER -0-
	6.	SHARED VOTING POWER 161,744
	7.	SOLE DISPOSITIVE POWER -0-
	8.	SHARED DISPOSITIVE POWER 161,744
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 161,744 – See Item 4
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1% – See Item 4
12.	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 564910107	13G

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Originators Investment Plan, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION DE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER -0-
	6.	SHARED VOTING POWER 8 ,515
	7.	SOLE DISPOSITIVE POWER -0-
	8.	SHARED DISPOSITIVE POWER 8,515
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,515 – See Item 4
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1% – See Item 4
12.	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 564910107	13G

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) MSDW OIP Investors, Inc.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION DE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER -0-
	6.	SHARED VOTING POWER 8,515
	7.	SOLE DISPOSITIVE POWER -0-
	8.	SHARED DISPOSITIVE POWER 8,515
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,515 – See Item 4
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1% – See Item 4
12.	TYPE OF REPORTING PERSON* CO, IA

*SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a). Name of Issuer:

     MAPICS, Inc.

Item 1(b). Address of Issuer’s Principal Executive Offices:

      The principal executive office of the Issuer is located at 1000 Winward Concourse Parkway, Alpharetta, GA 30005.

Item 2(a). Name of Person Filing:

     This statement is being filed jointly on behalf of the following persons (collectively, the “Reporting Persons”): (1) Morgan Stanley, a Delaware corporation (“Morgan Stanley”), (2) MSDW Venture Partners IV, Inc., a Delaware corporation (“MSVP Inc.”), (3) MSDW Venture Partners IV, L.L.C., a Delaware limited liability company (“MSVP LLC”), (4) Morgan Stanley Dean Witter Venture Partners IV, L.P., a Delaware limited partnership (“MSVP IV”), (5) Morgan Stanley Dean Witter Venture Investors IV, L.P., a Delaware limited partnership (“MSVI IV”), (6) Morgan Stanley Dean Witter Venture Offshore Investors IV, L.P., a Delaware limited partnership (“MSVOI IV,” and, together with MSVP IV and MSVI IV, the “Funds”), (7) Morgan Stanley Dean Witter Equity Funding, Inc. (“Equity Funding”), (8) Originators Investment Plan, L.P. (“OIP”), and (9) MSDW OIP Investors, Inc. (“MSDW OIP”).

     In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each person filing this statement acknowledges that it is responsible for the completeness and accuracy of the information concerning such person but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Item 2(b). Address of Principal Business Office or, if None, Residence:

     The address of the principal business office of Morgan Stanley, the Funds, MSVP LLC, MSVP Inc., Equity Funding, OIP and MSDW OIP is 1585 Broadway, New York, New York 10036.

Item 2(c). Citizenship:

     The place of organization of Morgan Stanley, the Funds, MSVP LLC, MSVP Inc., Equity Funding, OIP and MSDW OIP is Delaware.

Item 2(d). Title of Class of Securities:

     This statement relates to the shares of common stock, par value $0.01 per share of the Issuer (the “Common Stock”).

Item 2(e). CUSIP Number:

     564910107

Item 3.	If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act;

(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act;

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Exchange Act;

(d)	☐	Investment company registered under Section 8 of the Investment Company Act;

(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. ☒

Item 4. Ownership.

     The filing of this statement should not be construed as an admission by any Reporting Person that such Reporting Person is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any securities covered by this statement, other than the securities set forth opposite such Reporting Person’s name in the table in Item 4(c) below, and such beneficial ownership is expressly disclaimed.

     (a) Amount beneficially owned:

     According to the Issuer’s Form 10-K for the fiscal year ended September 30, 2003, the number of shares of Common Stock outstanding as of December 1, 2003 was 23,192,242.

     This is the Reporting Persons’ final amendment to the Schedule 13G and is an exit filing.

     The Reporting Persons beneficially own an aggregate of 836,788 shares of Common Stock, of which (i) MSVP IV directly owns 577,067 shares, (ii) MSVI IV directly owns 66,949 shares, (iii) MSVOI IV directly owns 22,513 shares, (iv) Equity Funding directly owns 161,744 shares, and (v) OIP directly owns 8,515 shares.

     Each of MSVP Inc. and MSVP LLC may be deemed to have shared voting and dispositive power with respect to the Common Stock beneficially owned by the Funds.

     MSDW OIP may be deemed to have shared voting and dispositive power with respect to the Common Stock beneficially owned by OIP.

     Morgan Stanley may be deemed to have shared voting and dispositive power with respect to the Common Stock beneficially owned by the Funds, MSVP Inc., MSVP LLC, Equity Funding, OIP and MSDW OIP.

     Morgan Stanley is filing solely in its capacity as parent company of, and indirect beneficial owner of securities held by, one of its business units.

     (b) Percent of class:

Reporting Person	Percent of Common Stock*

Morgan Stanley	3.6%

MSDW Venture Partners IV, Inc.	2.9%

MSDW Venture Partners IV, L.L.C.	2.9%

Morgan Stanley Dean Witter Venture Partners IV, L.P.	2.5%

Morgan Stanley Dean Witter Venture Investors IV, L.P.	Less than 1%

Morgan Stanley Dean Witter Venture Offshore Investors IV, L.P.	Less than 1%

Morgan Stanley Dean Witter Equity Funding, Inc.	Less than 1%

Originators Investment Plan, L.P.	Less than 1%

MSDW OIP Investors, Inc.	Less than 1%

(c) Number of shares as to which such person has:

	(i) Sole power to vote or to direct the vote	(ii) Shared power to vote or to direct the vote	(iii) Sole power to dispose or to direct the disposition of	(iv) Shared power to dispose or to direct the disposition of

Morgan Stanley	0	836,788	0	836,788

MSDW Venture Partners IV, Inc.	0	666,529	0	666,529

MSDW Venture Partners IV, L.L.C.	0	666,529	0	666,529

Morgan Stanley Dean Witter Venture Partners IV, L.P.	0	577,067	0	577,067

Morgan Stanley Dean Witter Venture Investors IV, L.P.	0	66,949	0	66,949

Morgan Stanley Dean Witter Venture Offshore Investors IV, L.P.	0	22,513	0	22,513

Morgan Stanley Dean Witter Equity Funding, Inc.	0	161,744	0	161,744

Originators Investment Plan, L.P.	0	8,515	0	8,515

MSDW OIP Investors, Inc.	0	8,515	0	8,515

Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

      Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

      Not applicable.

Item 8. Identification and Classification of Members of the Group.

      Not applicable.

Item 9. Notice of Dissolution of Group.

      Not applicable.

Item 10. Certifications.

      Not applicable.

SIGNATURE

          After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 13, 2004

MORGAN STANLEY		MORGAN STANLEY DEAN WITTER VENTURE INVESTORS IV, L.P.

By:	/s/ Dennine Bullard	By:	MSDW Venture Partners IV, L.L.C., its General Partners
	Name: Dennine Bullard	By:	MSDW Venture Partners, IV, Inc., its Members
Title: Authorized Signatory
		By:	/s/ Debra Abramovitz
MSDW VENTURE PARTNERS IV, INC.			Name: Debra Abramovitz
Title: Executive Director
By:	/s/ Debra Abramovitz
	Name: Debra Abramovitz Title: Executive Director	MORGAN STANLEY DEAN WITTER VENTURE OFFSHORE INVESTORS IV, L.P.

MSDW VENTURE PARTNERS IV, L.L.C.		By:	MSDW Venture Partners IV, L.L.C. its General Partner
		By:	MSDW Venture Partners IV, Inc. its Member
By:	MSDW Venture Partners IV, Inc. its Member
		By:	/s/ Debra Abramovitz
By:	/s/ Debra Abramovitz		Name: Debra Abramovitz Title: Executive Director
Name: Debra Abramovitz Title: Executive Director

MORGAN STANLEY DEAN WITTER VENTURE PARTNERS IV, L.P.

By:	MSDW Venture Partners IV, L.L.C. its General Partners
By:	MSDW Venture Partners, IV, Inc. its Members

/s/ Debra Abramovitz
By:
Name: Debra Abramovitz Title: Executive Director

MORGAN STANLEY DEAN WITTER EQUITY FUNDING, INC.

By:	/s/ James T. Keane
Name: James T. Keane
Title: Vice President

MSDW OIP INVESTORS, INC.

By:	/s/ James T. Keane
Name: James T. Keane
Title: Vice President

ORIGINATORS INVESTMENT PLAN, L.P.

By:	MSDW OIP Investors, Inc., its General Partner

By:	/s/ James T. Keane
Name: James T. Keane
Title: Vice President